, 2019
Exhibit 99.1
LIBERTY LATIN AMERICA SIGNS AGREEMENT WITH PHOENIX TOWER INTERNATIONAL TO MONETIZE MOBILE TOWER ASSETS

Transaction includes ~1,300 sites across 6 markets in the Caribbean and Panama

Unlocks significant value at an accretive cash flow multiple with $355 million of expected proceeds

DENVER, COLORADO – November 10, 2023 – Liberty Latin America Ltd. (“Liberty Latin America” or the “Company”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced it has reached an agreement with Phoenix Tower International (“PTI”) to monetize approximately 1,300 mobile tower sites across Panama, Jamaica, The Bahamas, Puerto Rico, Barbados, and the British Virgin Islands. The transaction also provides advantageous arrangements to extend coverage with a further 500 sites being built by Liberty Latin America and PTI over the next five years. Inclusive of these commitments the total proceeds increase to $407 million. Net proceeds are expected to be used to reduce debt and further invest in the Company’s businesses.

Balan Nair, President and CEO of Liberty Latin America, commented, “We are pleased to work with a high-quality partner with extensive operating experience in our region in PTI and reach an agreement that crystallizes the value of our mobile tower infrastructure assets. In addition, the long-term lease agreements and ongoing coverage extension will enable us to continue delivering leading mobile services to our customers and support network expansion including future 5G deployment plans across the Caribbean and Latin America, while lowering capital costs associated with these assets. This deal is a great example of our disciplined approach to delivering shareholder value through free cash flow accretive transactions.”

Dagan Kasavana, Chief Executive Officer of Phoenix Tower International, said, “PTI is excited to partner with Liberty Latin America and expand its presence in the Caribbean and Panama. This transaction strengthens PTI’s presence in existing markets while representing new market expansion for PTI in the markets of The Bahamas, BVI, and Barbados. As the largest independent owner of wireless towers in the Americas, we look forward to enhancing wireless access in these markets by serving all our wireless customers and the populations of the region with better connectivity and solutions to help our business partners achieve their goals. We appreciate greatly the hard work of both teams to consummate this fantastic transaction.”

The terms of the transaction include long-term Master Lease Agreements for each market for the Company’s continued use of the telecommunications towers infrastructure following completion of the transaction. The closing of the transaction is subject to customary conditions and certain government approvals, and is expected to occur within three to six months.

Baker Botts LLP served as legal counsel and PJT Partners assisted Liberty Latin America as part of its ongoing financial advice to the Company. Choate, Hall & Stewart LLP served as legal counsel and Mizuho Americas acted as financial advisor to PTI.

ABOUT LIBERTY LATIN AMERICA

Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty and Más Móvil, and through ClaroVTR, our joint venture in Chile. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects approximately 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations: Media Relations:
Kunal Patel: ir@lla.com Kim Larson: llacommunications@lla.com

ABOUT PHOENIX TOWER INTERNATIONAL

Phoenix Tower International (PTI) was established in 2013 with a core mission to serve as a leading site provider to wireless operators in rapidly expanding markets worldwide. PTI is backed by a diverse group of investors, including funds managed by Blackstone, Wren House, USS, and key members of its management team. Our global headquarters is based in Boca Raton, Florida, and we maintain operational offices in all the markets where PTI conducts business. PTI, and its subsidiaries, will, pro forma for this transaction, own and operate over 24,000 telecom towers throughout Europe, the United States, Latin America and the Caribbean in 24 countries.

For more information, please visit www.phoenixintnl.com

FORWARD LOOKING STATEMENT

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the timing, benefits, expected impact and use of proceeds from the transaction and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include, but are not limited to, events that are outside of our control, such as natural disasters and pandemics (including COVID-19), our ability to satisfy the conditions to closing the transaction, as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.